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                                 EXHIBIT 11


                  CE SOFTWARE HOLDINGS, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              (given effect, pro forma, to the Reverse Stock Split)

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                   		      			   Three months ended		         Nine months ended
					                                 June 30,			           	      June 30,
					                             1997	     	1996		            1997	      1996
<S
Primary Earnings
   per Share Information:

Weighted average number of
   shares outstanding during
   the period	                    	1,075,406	   1,148,426	       1,108,423	  1,148,236
Annualized additional shares
   due to stock options	                   -	         265	               -	        281
                                 		1,075,406	   1,148,691	       1,108,423	  1,148,517

Net loss	                         	$(242,323)	$(1,528,124)	    $(1,172,464)$(1,782,744)

Primary loss per share	$                (.23)	     $(1.33)	         $(1.06)	    $(1.55)


Fully Diluted Earnings
   per Share Information:

Weighted average number of
   shares outstanding during
   the period		                    1,075,406	   1,148,426	       1,108,423	  1,148,236

Annualized additional shares
   due to stock options	                   -	         265	              62	        493
                               				1,075,406	   1,148,691	       1,108,485	  1,148,729


Net loss		                         $(242,323)	$(1,528,124)	    $(1,172,464)$(1,782,744)

Fully diluted loss per share	         $ (.23)	     $(1.33)		        $(1.06)	    $(1.55)

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